Exhibit 99.1

Perkins & Marie Callender's Inc.
6075 Poplar Avenue
Suite 800
Memphis, TN  38119

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Vivian H. Brooks
Phone:  774-452-4270

Perkins & Marie Callender’s Inc.
Reports Results for the Quarter Ended July 11, 2010

Memphis, TN, August 31, 2010 – Perkins & Marie Callender’s Inc. (together with its consolidated subsidiaries, the “Company”, “PMCI” or “we”) is reporting today its financial results for the second quarter ended July 11, 2010.

Highlights for the Second Quarter of 2010:

•	Perkins restaurants’ comparable sales decreased by 5.1% and Marie Callender’s restaurants’ comparable sales decreased by 5.6% in the second quarter of 2010 compared to the second quarter of 2009.
•	Since the beginning of 2010, five Perkins franchised restaurants have opened. In addition, one corporate and two franchised Marie Callender’s restaurants have closed.

J. Trungale, President and Chief Executive Officer of Perkins & Marie Callender’s Inc., commented, ”While the difficult economy continues to negatively impact away-from-home dining trends, increased franchise activity since the second quarter of 2009 at Perkins is encouraging, as are overall steady sales margins and improved pie manufacturing efficiencies at Foxtail.  We will continue our efforts to hold margins and improve store level execution for the Perkins and Marie Callender’s brands, while simultaneously focusing on the strategic development of both concepts.”

Financial Results for the Second Quarter of 2010

Revenues in the second quarter of 2010 decreased 6.3% to $114.2 million from $121.9 million in the second quarter of 2009.  The decrease resulted from a $5.5 million decrease in sales in the restaurant segment, a $2.0 million decrease in the Foxtail segment and a $0.2 million decrease in licensing and other revenues.  Company-owned Perkins comparable restaurant sales decreased by 5.1% and Company-owned Marie Callender’s comparable restaurant sales decreased by 5.6% in the second quarter of 2010 as compared to the second quarter of 2009.

Food cost for the quarter ended July 11, 2010 decreased to 25.5% of food sales from 26.3% for the quarter ended July 12, 2009.  Restaurant segment food cost was up by 0.3 percentage points to 25.5% of food sales in the quarter ended July 11, 2010, primarily due to higher dairy, coffee and seafood costs.  In the Foxtail segment, food cost decreased to 55.0% of food sales in the second quarter of 2010 from 57.6% in the second quarter of 2009, primarily due to higher sales margins and improved pie manufacturing efficiencies.

Labor and benefits costs, as a percentage of total revenues, increased by 0.4 percentage points to 34.0% in the second quarter of 2010 as compared to the prior year’s second quarter.  The labor and benefits ratio increased by 0.3 percentage points in the restaurant segment due primarily to the decline in revenues, while the Foxtail segment labor and benefits expense decreased from 13.4% in the second quarter of 2009 to 12.2% in the second quarter of 2010.  This decrease was due primarily to improved production efficiencies, which resulted in lower production wages.

Operating expenses for the quarter ended July 11, 2010 were $32.5 million, or 28.5% of total revenues, compared to $32.1 million, or 26.3% of total revenues in the quarter ended July 12, 2009.  Restaurant segment operating expenses increased by 1.5 percentage points to 30.4% of restaurant sales in the second quarter of 2010, due primarily to a decline in revenues and increases in rent, real estate taxes and utilities.  Operating expenses in the Foxtail segment increased by 1.6 percentage points to 12.1% of segment food sales, due primarily to a decrease in food sales in the Foxtail segment, as operating expenses for this segment decreased by 3.2% during the second quarter of 2010.

General and administrative expenses were 9.5% of total revenues, an increase of 1.2 percentage points from the second quarter of 2009.  The percentage increase is primarily due to decreased revenues, higher incentive compensation accruals and legal costs, which were partially offset by lower audit fees.

Depreciation and amortization was 4.4% and 4.6% of revenues in the second quarters of 2010 and 2009, respectively.

Interest, net was 9.0% of revenues in the quarter ended July 11, 2010, compared to 8.3% in the quarter ended July 12, 2009.  This expense increased due to an approximate $7.1 million increase in the average debt outstanding during the second quarter of 2010.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income or loss attributable to PMCI before income taxes or benefits, interest expense (net), depreciation and amortization, asset impairments and closed store expenses, pre-opening expenses, management fees, certain non-recurring income and expense items and other income and expense items unrelated to operating performance.  The Company considers adjusted EBITDA to be an important measure of the performance of core operations because adjusted EBITDA excludes various income and expense items that are not indicative of the Company’s operating performance.  The Company believes that adjusted EBITDA is useful to investors in evaluating the Company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  The Company also believes that adjusted EBITDA is useful to investors in evaluating the Company’s operating performance compared to that of other companies in the same industry, as the calculation of adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, all of which may vary from one company to another for reasons unrelated to overall operating performance.  The Company’s calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.  Adjusted EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles and accordingly should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional indications of a company’s operating performance or liquidity.  The following table provides a reconciliation of net loss to adjusted EBITDA:

	Second Quarter	Second Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
(in thousands)	July 11, 2010	July 12, 2009	July 11, 2010	July 12, 2009

Net loss attributable to PMCI	$(11,153)	(5,880)	$(25,759)	(15,634)
Provision for (benefit from) income taxes	-	-	-	-
Interest, net	10,299	10,130	23,864	23,745
Depreciation and amortization	5,059	5,557	11,965	12,913
Asset impairments and closed store expenses	440	346	2,105	1,208
Pre-opening expenses	-	33	-	33
Management fees	919	721	2,145	1,937
Other items	-	(1,377)	-	(2,195)
Adjusted EBITDA	$5,564	9,530	$14,320	22,007

About the Company

Perkins & Marie Callender’s Inc. operates two restaurant concepts:  (1) full-service family dining restaurants, which serve a wide variety of high quality, moderately-priced breakfast, lunch and dinner entrees, under the name Perkins Restaurant and Bakery, and (2) mid-priced, casual-dining restaurants specializing in the sale of pies and other bakery items under the name Marie Callender’s Restaurant and Bakery.  As of July 11, 2010, the Company owned and operated 163 Perkins restaurants and franchised 319 Perkins restaurants.  The Company also owned and operated 76 Marie Callender’s restaurants, two Callender’s Grill restaurants, an East Side Mario’s restaurant and 12 Marie Callender’s restaurants under partnership agreements.  Franchisees owned and operated 37 Marie Callender’s restaurants and one Marie Callender’s Grill.

Conference Call

Perkins & Marie Callender’s Inc. has scheduled a conference call for Tuesday, September 7, 2010, at 10:00 a.m. (CDT) to review second quarter of 2010 earnings.  The dial-in number for the conference call is (866) 207-2203, and the conference ID number is 93324512.  A taped playback of this call will be available two hours following the call through midnight (EDT) on Tuesday, September 14, 2010.  The taped playback can be accessed by dialing (800) 642-1687 and by using access code number 93324512.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, written, oral or otherwise made, may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative thereof or other variations thereon or comparable terminology.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections.  While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control.  These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors affecting these forward-looking statements include, among others, the following:

•	macroeconomic conditions, consumer preferences and demographic patterns, either nationally or in particular regions in which we operate;
•	our substantial indebtedness;
•	our liquidity and capital resources;
•	competitive pressures and trends in the restaurant industry;
•	prevailing prices and availability of food, labor, raw materials, supplies and energy;
•	a failure to obtain timely deliveries from our suppliers or other supplier issues;
•	our ability to successfully implement our business strategy;
•	relationships with franchisees and the financial health of franchisees;
•	legal proceedings and regulatory matters; and
•	our development and expansion plans.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included in this press release are made only as of the date hereof.  We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PERKINS & MARIE CALLENDER’S INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands)

	Quarter	Quarter	Year-to-Date	Year-to-Date
	Ended	Ended	Ended	Ended
	July 11, 2010	July 12, 2009	July 11, 2010	July 12, 2009
REVENUES:
Food sales	$107,573	115,061	254,888	275,938
Franchise and other revenue	6,580	6,815	15,070	15,191
Total revenues	114,153	121,876	269,958	291,129
COSTS AND EXPENSES:
Cost of sales (excluding depreciation shown below):
Food cost	27,434	30,301	64,716	73,275
Labor and benefits	38,846	40,904	92,208	96,229
Operating expenses	32,534	32,072	76,269	77,773
General and administrative	10,835	10,129	24,941	24,218
Depreciation and amortization	5,059	5,557	11,965	12,913
Interest, net	10,299	10,130	23,864	23,745
Asset impairments and closed store expenses	440	346	2,105	1,208
Other, net	(140)	(1,716)	(358)	(2,677)
Total costs and expenses	125,307	127,723	295,710	306,684
Loss before income taxes	(11,154)	(5,847)	(25,752)	(15,555)
Benefit from (provision for) income taxes	-	-	-	-
Net loss	(11,154)	(5,847)	(25,752)	(15,555)
Less: net (loss) earnings attributable to
non-controlling interests	(1)	33	7	79
Net loss attributable to Perkins & Marie
Callender's Inc.	$(11,153)	(5,880)	(25,759)	(15,634)

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par and share amounts)

	July 11,	December 27,
	2010	2009
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,263	4,288
Restricted cash	7,462	8,110
Receivables, less allowances for doubtful accounts of $859 and $829 in 2010 and 2009, respectively	15,141	18,125
Inventories	10,383	11,062
Prepaid expenses and other current assets	3,676	1,864
Assets held for sale, net	1,304	-
Total current assets	40,229	43,449

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $156,381 and $156,898 in 2010 and 2009, respectively	62,987	75,219
INVESTMENT IN UNCONSOLIDATED PARTNERSHIP	33	50
GOODWILL	23,100	23,100
INTANGIBLE ASSETS, net of accumulated amortization of $21,257 and $20,179 in 2010 and 2009, respectively	145,935	147,013
OTHER ASSETS	14,690	16,074
TOTAL ASSETS	$286,974	304,905

LIABILITIES AND DEFICIT

CURRENT LIABILITIES:
Accounts payable	14,383	14,657
Accrued expenses	40,886	41,605
Franchise advertising contributions	5,265	4,327
Current maturities of long-term debt and capital lease obligations	379	503
Total current liabilities	60,913	61,092

LONG-TERM DEBT, less current maturities	331,303	326,042
CAPITAL LEASE OBLIGATIONS, less current maturities	10,906	11,054
DEFERRED RENT	18,478	17,092
OTHER LIABILITIES	23,951	22,277
DEFERRED INCOME TAXES	45,457	45,457

DEFICIT:
Common stock, $.01 par value; 100,000 shares authorized;
10,820 issued and outstanding	1	1
Additional paid-in capital	150,870	150,870
Accumulated other comprehensive income	47	45
Accumulated deficit	(355,092)	(329,333)
Total PMCI stockholder's deficit	(204,174)	(178,417)
Non-controlling interests	140	308
Total deficit	(204,034)	(178,109)
TOTAL LIABILITIES AND DEFICIT	$286,974	304,905

PERKINS & MARIE CALLENDER’S INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Year-to-Date	Year-to-Date
	Ended	Ended
	July 11, 2010	July 12, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,752)	(15,555)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and amortization	11,965	12,913
Asset impairments	2,273	434
Amortization of debt discount	946	829
Other non-cash income items	(232)	(2,344)
(Gain) loss on disposition of assets	(168)	774
Equity in net loss of unconsolidated partnership	17	8
Net changes in operating assets and liabilities	7,625	(493)
Total adjustments	22,426	12,121
Net cash used in operating activities	(3,326)	(3,434)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,572)	(4,316)
Proceeds from sale of assets	5	490
Net cash used in investing activities	(2,567)	(3,826)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	17,759	18,248
Repayment of revolving credit facilities	(13,444)	(12,719)
Repayment of capital lease obligations	(262)	(223)
Repayment of other debt	(10)	(10)
Debt financing costs	-	(142)
Distributions to non-controlling interest holders	(175)	(71)
Net cash provided by financing activities	3,868	5,083

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,025)	(2,177)

CASH AND CASH EQUIVALENTS:
Balance, beginning of period	4,288	4,613
Balance, end of period	$2,263	2,436